SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Revised Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

ALTO INGREDIENTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

This Amendment No. 1 to the Definitive Proxy Statement on Schedule 14A filed by the Registrant with the U.S. Securities and Exchange Commission on May 2, 2022 (the “Original Filing”) solely amends disclosure (i) provided in response to the question “Who will bear the cost of soliciting proxies?” as set forth on page 6 of the Original Filing to include additional information required to be filed by Item 4 of Schedule 14A as a result of the engagement of D. F. King & Co., Inc. as the Registrant’s proxy solicitation firm, and (ii) regarding director nominee Maria G. Gray as set forth on page 10 of the Original Filing to include additional information regarding Ms. Gray’s diversity.

AMENDMENTS TO PROXY STATEMENT

The disclosure provided in response to the question “Who will bear the cost of soliciting proxies?” as set forth on page 6 of the Original Filing, is amended and restated in its entirety to read as follows:

“We will bear the entire cost of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling, printing and mailing the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

We have retained D.F. King & Co., Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay D.F. King & Co., Inc. a base fee of $10,000 plus customary per solicitation fees, and customary costs and expenses for these services. We have also agreed to pay D. F. King & Co., Inc. $5.00 per incoming/outgoing telephone call, plus telecom charges. Compensation payable to D. F. King & Co., Inc. is not conditioned on any outcome at the Annual Meeting. We have agreed to indemnify D.F. King & Co., Inc. against certain liabilities arising out of or in connection with its agreement to assist us with distributing proxy materials and soliciting votes.”

Maria G. Gray’s biography, as set forth on page 10 of the Original Filing, is amended and restated in its entirety to read as follows:

“Maria G. Gray has served as an advisor to our Board since June 2021. Ms. Gray served as a Senior Refining Engineer at Marathon Petroleum Company, an American petroleum refining, marketing, and transportation company headquartered in Findlay, Ohio. From 2012 to 2021, Ms. Gray served in several capacities including as a Senior Health, Safety, and Environmental Professional and as a Project Process Engineering Lead, at Marathon Petroleum Company. Ms. Gray also served in various engineering and supervisory capacities from 2001 to 2012 for Motiva Enterprises LLC, then a joint venture between Shell Oil Company and Saudi Refining Inc, a subsidiary of Saudi Aramco, that operates North America’s largest refinery in Port Arthur, Texas, producing and distributing fuels and specialty chemicals. Ms. Gray also served as a Process Engineer for Union Carbide Corporation, a wholly-owned subsidiary of Dow Chemical Company, that produces specialty chemicals and polymers. Ms. Gray has a B.S. degree in Chemical Engineering, Minor in Business and Minor in Architecture from Tulane University.

Ms. Gray’s qualifications to serve on our Board include:

●	experience in energy-related roles pertaining to refining and chemical processes, understanding economics and driving results;

●	day-to-day engineering experience with a deep understanding of production processes, including plant operations and optimization;

●	experience in major capital project development and execution ranging from $120 million to $400 million dollar investments;

●	experience in driving Process Safety Management initiatives and developing management systems to energize organizations around safety and regulatory compliance; and

●	her membership on our Board would further our goal of increasing Board racial and gender diversity as Ms. Gray is female and of Hispanic/Latinx origin.”

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